Exhibit 3

BY-LAWS

OF

WELLS FARGO & COMPANY

(AS AMENDED THROUGH NOVEMBER 28, 2006)

WELLS FARGO & COMPANY

BY-LAWS

INDEX

ARTICLE I DEFINITIONS		1
1.1.	Definitions	1
1.2.	DGCL	2
1.3.	Construction	2

ARTICLE II OFFICES		2
2.1.	Principal Place of Business	2
2.2.	Registered Office and Agent	2
2.3.	Other Offices	2

ARTICLE III STOCKHOLDERS		2
3.1.	Place of Meetings	2
3.2.	Annual Meeting	2
3.3.	Special Meetings	3
3.4.	Notice of Meetings	3
3.5.	Quorum	3
3.6.	Voting and Proxies	4
3.7.	Stockholders List	5
3.8.	Fixing of Record Date	5
3.9.	Conduct of Meeting	6
3.10.	Inspector of Election	6
3.11.	Notice of Stockholder Business and Director Nominations	6
3.12.	Action by Written Consent of Stockholders	8

ARTICLE IV BOARD OF DIRECTORS		9
4.1.	General Powers	9
4.2.	Number and Qualification	9
4.3.	Terms of Directors	9
4.4.	Vacancies and Newly Created Directorships	10
4.5.	Place of Meetings	10
4.6.	Annual Meeting	10
4.7.	Regular Meetings	10
4.8.	Special Meetings	10
4.9.	Quorum	10
4.10.	Act of Board	11
4.11.	Action Without a Meeting	11
4.12.	Conduct of Meetings	11
4.13.	Committees	11
4.14.	Compensation	11
4.15.	Participation Other Than in Person	12
4.16.	Rules and Regulations	12

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ARTICLE V OFFICERS		12
5.1.	Election – Appointment of Officers	12
5.2.	Term; Removal	12
5.3.	Chairman; Vice Chairman	12
5.4.	President; Vice Presidents	12
5.5.	Chief Executive Officer	13
5.6.	Chief Financial Officer	13
5.7.	Secretary; Assistant Secretary	13
5.8.	Treasurer; Assistant Treasurer	14
5.9.	Controller	14
5.10.	Chief Auditor	14
5.11.	Powers and Duties of Other Officers	14

ARTICLE VI STOCK AND STOCK TRANSFERS		14
6.1.	Certificates for Stock	14
6.2.	Stock Ledger	15
6.3.	Transfers of Stock	15
6.4.	Lost Certificates	15
6.5.	Holder of Record	15
6.6.	Stock of Other Corporations; Proxies	15
6.7.	Local Directors	16
6.8.	Regulations	16

ARTICLE VII MISCELLANEOUS PROVISIONS		16
7.1.	Fiscal Year	16
7.2.	Seal	16
7.3.	Execution of Contracts	16
7.4.	Amendments	16
7.5.	Distributions	17

ARTICLE VIII EMERGENCY BY-LAWS		17
8.1.	Emergency By-Laws.	17
8.2.	Meetings	17
8.3.	Quorum	17
8.4.	By-Laws	17
8.5.	Liability	17
8.6.	Repeal or Change	17

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BY-LAWS

OF

WELLS FARGO & COMPANY

ARTICLE I

DEFINITIONS

1.1. Definitions. In these By-Laws, unless otherwise specified, the following terms shall have the meanings set forth in this Section 1.1:

(a) “Affiliate” means any corporation, partnership, limited liability company, trust or other entity or organization that is Controlled By the Company.

(b) “Board” means this Company’s Board of Directors.

(c) “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended or restated from time to time, including any certificates of designation filed with the Secretary of State of the State of Delaware setting forth terms of preferred stock of the Company.

(d) “Commission” means the U.S. Securities and Exchange Commission, and any successor thereto.

(e) “Common Stock” means the Company’s common stock, par value $1-2/3 per share.

(f) “Company” means Wells Fargo & Company, a Delaware corporation.

(g) “Controlled By” means possession, directly or indirectly, of the power to direct or cause the direction and management of the policies of an entity, whether through the ownership of over fifty percent of the voting securities or other ownership interest, by contract or otherwise.

(h) “DGCL” means the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended.

(i) “Designated Officers” means a numbered list of officers of the Company who shall be deemed, in the order in which they appear on the list, directors of the Company for purposes of obtaining a quorum during an emergency (as described in Article VIII of these By-Laws) if a quorum of directors cannot otherwise be obtained during such emergency, which officers have been designated by the Board or a committee of the Board, as the case may be, from time to time but in any event prior to such time or times as an emergency may have occurred.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

(k) “Person” means any individual, corporation, partnership, business trust, limited liability company, an association, unincorporated organization or other entity of whatever nature.

(l) “Shares” means shares of the Company’s Common Stock, any class or series of preferred stock and any other class or series of capital stock of the Company that may be outstanding from time to time.

(m) “Stockholder” means the Person in whose name Shares are registered in the records of the Company.

1.2. DGCL. If any term is used in these By-Laws, and such term is not otherwise defined in these By-Laws but is defined for purposes of the DGCL, such definition in the DGCL shall apply for purposes of these By-Laws, unless the context shall clearly require otherwise.

1.3. Construction. The masculine gender, if appearing in these By-Laws, shall be deemed to include the feminine gender.

ARTICLE II

OFFICES

2.1. Principal Place of Business. The principal place of business of the Company shall be located in the City and County of San Francisco, State of California.

2.2. Registered Office and Agent. The Company’s registered office as required by the DGCL to be maintained in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Company’s registered agent at such address, as required by the DGCL to be maintained in the State of Delaware, is Corporation Service Company.

2.3. Other Offices. The Company may also have other offices at such other places, either within or without the State of Delaware, as the Board may from time to time appoint or the business of the Company may require as determined by the Chairman, the President or any Vice Chairman.

ARTICLE III

STOCKHOLDERS

3.1. Place of Meetings. All annual and special meetings of Stockholders shall be held at the principal place of business of the Company in San Francisco, California, or at such other places, within or without the State of Delaware, as the Board, the Chairman, the President or any Vice Chairman shall from time to time designate. The Board shall have the right to determine that a Stockholder meeting not be held at a place, but instead be held solely by means of remote communication in the manner and to the extent permitted by the DGCL.

3.2. Annual Meeting. An annual meeting of Stockholders shall be held each year for the election of directors and for the transaction of such other business as may properly be brought before the meeting. Such annual meeting of Stockholders shall be held on the fourth Tuesday of April in each year, or such other date as shall be designated from time to time by the Board. The date, place and time of such annual meeting shall be specified in the notice of annual meeting in accordance with Section 3.4 of this Article III.

3.3. Special Meetings. Unless otherwise prescribed by the DGCL, a special meeting of the Stockholders may be called at any time, for any purpose or purposes, by the Board, the Chief Executive Officer or the Secretary. The Company’s notice of special meeting shall state the purpose or purposes of such meeting, and no business shall be transacted at such special meeting except as stated in the notice of meeting thereof. The date, place and time of such special meeting shall also be specified in the notice of special meeting in accordance with Section 3.4 of this Article III.

3.4. Notice of Meetings.

(a) Content and Timing of Notice. Except as may otherwise expressly be required by law, written notice of the place, if any, date and time of each annual and special meeting of the Stockholders, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the purpose or purposes thereof shall be delivered personally or mailed in a postage prepaid envelope, not less than 10 nor more than 60 days before the date of such meeting, to each Person who appears on the stock ledger of the Company as a Stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the U.S. mail, postage prepaid, directed to such Stockholder at such Stockholder’s address as it appears in the records of the Company. Notwithstanding the foregoing, notice may be given to Stockholders sharing an address in the manner and to the extent permitted by the DGCL. Any notice to Stockholders shall be effective if given by a form of electronic transmission consented to by the Stockholder in the manner and to the extent permitted by the DGCL. Notice of any meeting of Stockholders shall not be required to be given to any Stockholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting has not been lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy. Stockholders holding preferred stock of the Company shall not receive notice of any meeting of Stockholders at which such holders of preferred stock are not entitled to vote at such meeting.

(b) Notice for Adjourned Meetings. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. Except as provided in Section 3.5 of this Article III, if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote at the meeting.

3.5. Quorum. The holders of a majority of the outstanding Shares entitled to vote at the meeting of Stockholders, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the Stockholders for the transaction of business, except as otherwise provided by law, the Certificate of Incorporation or these By-Laws. If, however, such majority shall not be present or represented at any meeting of the Stockholders, the Chairman, or such other officer entitled to preside at such meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. At such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally convened.

3.6. Voting and Proxies.

(a) Voting of Shares. Except as otherwise provided in the Certificate of Incorporation, each Stockholder shall, at each meeting of the Stockholders, be entitled to one vote in person or by proxy for each outstanding Share of the Company held by such Stockholder and registered in such Stockholder’s name on the stock ledger of the Company on the date fixed pursuant to the provisions of Section 3.8 of this Article III as the record date for the determination of Stockholders who shall be entitled to notice of and to vote at such meeting. Stockholders holding Shares of preferred stock of the Company shall not have the right to vote unless otherwise provided in the Certificate of Incorporation or the DGCL. At all meetings of the Stockholders at which a quorum is present all matters, except as otherwise specified in these By-Laws, the Certificate of Incorporation or regulated by-law, shall be decided by the affirmative vote of the majority of Shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. The vote at a meeting need not be by ballot, except in the case of votes for the election of directors or unless demanded by a Stockholder present in person or by proxy at any meeting of the Stockholders and entitled to vote thereat.

(b) Voting for Directors. A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting for which (i) the Secretary of the Company receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice and other requirements for Stockholder nominations set forth in Section 3.11 of these By-Laws, and (ii) such nomination has not been withdrawn by such Stockholder on or before the record date for the meeting.

(c) Class Voting. Except as otherwise may be provided in the Certificate of Incorporation or the DGCL, where a separate vote by a class or series is required by the Certificate of Incorporation or the DGCL, a majority of the outstanding Shares of such class or series entitled to vote on the matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on the matter and the affirmative vote of the majority of Shares of such class or series present in person or represented by proxy at the meeting shall be the act of such class or series. Such class or series shall not be entitled to vote separately unless expressly required by the Certificate of Incorporation or required in the DGCL.

(d) Proxies. Any vote of Shares of the Company may be given at any meeting of the Stockholders by the Stockholder entitled thereto in person or by such Stockholder’s proxy appointed by a written instrument executed by such Stockholder or by such Stockholder’s attorney thereunto authorized and delivered to the Secretary of the Company or such other individual or individuals as the Secretary shall designate, or by the transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the Person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the Stockholder. Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that any such reproduction is a complete reproduction of the entire original writing or transmission. No proxy shall be voted or acted upon after three years from its date, unless the proxy shall provide for a longer period.

3.7. Stockholders List. It shall be the duty of the Secretary, or other officer of the Company who shall have charge of the Company’s stock ledger, either directly or through another officer of the Company designated by such officer or through a transfer agent appointed by the Board, to prepare and make, at least 10 days before every meeting of the Stockholders, a complete list of the Stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Stockholder and the number of Shares registered in the name of each Stockholder. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to said meeting, at the Company’s principal place of business, or the Company may place the Stockholder’s list on a reasonably accessible electronic network as permitted by the DGCL. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any Stockholder who is present at the meeting.

3.8. Fixing of Record Date.

(a) Stockholder Meetings. In order that the Company may determine the Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day before the first notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) Action by Written Consent. In order that the Company may determine the Stockholders entitled to consent to corporate action in writing without a meeting pursuant to Section 3.12 below, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. Any Stockholder of record seeking to have the Stockholders authorize or take corporate action by written consent without a meeting shall, by written notice to the Secretary, request the Board to fix a record date. Upon receipt of such a request, the Secretary shall place such request before the Board at its next regularly scheduled meeting; provided, however, that if the Stockholder represents in such request that he intends, and is prepared, to commence a consent solicitation as soon as is permitted by the Exchange Act and other applicable law, the Secretary shall as promptly as practicable call a special meeting of the Board, which meeting shall be held as promptly as practicable. At such regular or special meeting, the Board shall fix a record date as provided in this Section 3.8 and the DGCL. If no record date is fixed by the Board, the record date for determining Stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action so taken or proposed to be taken is delivered to the Company. If no record date is fixed by the Board, the record date for determining Stockholders entitled to consent to corporate action in writing without a meeting, when prior action by the Board is required by the DGCL, shall be the close of business on the day on which the Board adopts the resolution taking such prior action.

3.9. Conduct of Meeting. The Chairman shall preside at each meeting of Stockholders or, in the absence or at the request of the Chairman, the President of the Company shall so preside. At the request of the Chairman or the President, in both of their absences, such other officer as the Board shall designate shall so preside at any such meeting. In the absence of a presiding officer determined in accordance with the preceding sentences, any individual may be designated to so preside at a meeting of Stockholders by a plurality vote of the Shares represented and entitled to vote at the meeting. The Secretary or, in the absence or at the request of the Secretary, any individual designated by the individual presiding at a meeting of Stockholders shall act as secretary of such meeting. The Chairman of, or such other officer entitled to preside at, any meeting of Stockholders shall determine the order of business and the procedure at the meeting, including, but not limited to, whether or not a proposal is proper business to be transacted at the meeting and has been properly brought before the meeting, the regulation of the manner of voting (including the order of voting on matters) and the conduct of discussion.

3.10. Inspector of Election. For each meeting of the Stockholders, the Board or the Chairman of such meeting, or such other officer entitled to preside at the meeting, shall appoint an individual to act as the Inspector of Election. The Inspector of Election so appointed shall, before entering upon the discharge of the duties of inspector, take and sign an oath faithfully to execute the duties of the Inspector of Election at such meeting with strict impartiality and according to the best of such Inspector’s ability. The Inspector of Election shall take charge of any ballots at such meeting, decide upon the qualifications of voters, count the votes cast by ballot, if any, and declare the results in writing to the secretary of such meeting.

3.11. Notice of Stockholder Business and Director Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of individuals for election to the Board and the proposal of business to be considered by the Stockholders may be made at an annual meeting of Stockholders either: (1) pursuant to the Company’s notice of meeting given by or at the direction of the Board; (2) by or at the direction of the Board; or (3) by any Stockholder who was a Stockholder of record at the time of giving of notice provided for in this Section 3.11(a), who is entitled to vote at the meeting and complies with the procedures set forth in this Section 3.11(a).

(ii) For nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to clause (3) of Section 3.11(a)(i) above, the Stockholder must have timely given notice thereof in writing to the Company and such other business must otherwise be a proper matter for Stockholder action at the meeting. To be timely, a Stockholder’s notice shall be delivered to the Company’s Chief Executive Officer at the Company’s principal place of business and the Company’s Secretary at such officer’s business address not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the preceding year’s annual meeting. In no event shall a public announcement of an adjournment of an annual meeting commence a new time period for the giving of a Stockholder’s notice as described above. Such Stockholder’s notice shall set forth the following information:

(1) as to each individual whom the Stockholder proposes to nominate for election or re-election as a director, (A) such individual’s name, (B) the number of Shares of Common Stock owned by such individual, (C) sufficient information about the individual’s experience and qualifications for the Board, or a committee of the Board, to determine if such individual meets the minimum qualifications for directors as approved and publicly disclosed by the Board from time to time or as required by law, and (D) all other information relating to such individual that is required to be disclosed by the Company in a proxy statement filed pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(2) as to any other business that the Stockholder proposes to bring before the meeting, (A) a brief description of the business desired to be brought before the meeting, (B) the reasons for conducting such business at the meeting, and (C) any material interest in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(3) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and address of such Stockholder, as they appear on the Company’s stock ledger, and of such beneficial owner, (B) the class and number of Shares of the Company which are owned beneficially and of record by such Stockholder and any such beneficial owner, and (C) whether the proponent intends or is part of a group which intends to solicit proxies from other Stockholders in support of such proposal or nomination.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of individuals for election to the Board may be made at a special meeting of Stockholders at which directors are to be elected pursuant to the Company’s notice of meeting either (i) by or at the direction of the Board; or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any Stockholder who (1) is a Stockholder of record at the time of giving of notice provided for in this Section 3.11(b), (2) shall be entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Section 3.11(b). In the event the Company calls a special meeting of Stockholders for the purpose of electing one or more individuals to the Board, any such Stockholder may nominate an individual(s) (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the Stockholder’s notice required by Section 3.11(a)(ii) above shall be delivered to the Company’s Chief Executive Officer at the Company’s principal place of business and the Company’s Secretary at such officer’s business address not later than the close of business on the fifteenth day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board for election at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a Stockholder’s notice as described above.

(c) General.

(i) Only such individuals who are properly nominated in accordance with the procedures set forth in this Section 3.11 of this Article III (or who are elected or appointed to the Board pursuant to Article IV, Section 4.4 of these By-Laws) shall be eligible to serve as directors of the Company.

(ii) Notwithstanding anything in these By-Laws to the contrary, only business that has been properly brought before the meeting in accordance with the procedures set forth in this Section 3.11 of this Article III may be conducted at the meeting.

(iii) Except as otherwise provided by law, the Chairman of the meeting, or such other officer entitled to preside at the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or any business proposed to be brought before the meeting was not properly brought before the meeting in accordance with the provisions of this Section 3.11 of this Article III, and, if he should so determine, he shall so declare to the meeting and any such nomination or business not properly brought before the meeting shall not be transacted.

(iv) For purposes of this Section 3.11 of this Article III, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Commission pursuant to Section 13 ,14 or 15(d) of the Exchange Act.

(v) In addition to the foregoing provisions of this By-Law, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.11 of this Article III. Nothing in this Section 3.11 of this Article III shall be deemed to affect any rights of (1) Stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (2) of the holders of any series of preferred stock to elect directors under circumstances specified in the Certificate of Incorporation.

3.12. Action by Written Consent of Stockholders.

(a) Unless otherwise provided in the Certificate of Incorporation, any action which is required to be or may be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall have been signed by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all Shares entitled to vote thereon were present and voted and shall be delivered to the Secretary of the Company; provided, that prompt notice of the taking of the corporate action without a meeting and by less than unanimous written consent shall be given to those Stockholders who have not consented in writing. A telegram, cablegram, or other electronic transmission consenting to the action to be taken and transmitted by the Stockholder, or a Person authorized to act for the Stockholder, shall be deemed to be written, signed and dated for purposes of this Section 3.12(a); provided that any such telegram, cablegram, or other electronic transmission sets forth or is delivered with information from which the Company can determine (1) that the telegram, cablegram or other electronic transmission was transmitted by the Stockholder, or the Person authorized to act for the Stockholder, and (2) the date on which such Stockholder, or Person authorized to act for the Stockholder, transmitted such telegram, cablegram or other electronic transmission. The date on which such telegram, cablegram or other electronic transmission is transmitted shall be deemed the date on which such consent was signed. Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that any such reproduction is a complete reproduction of the entire original writing or transmission.

(b) In the event of the delivery to the Company of written consents purporting to represent the requisite voting power to authorize or take corporate action and/or related revocations, the Secretary of the Company shall provide for the safekeeping of such consents and revocations and shall, as promptly as practicable, engage a nationally recognized independent inspector of election for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. No action by written consent and without a meeting shall be effective until such inspector has completed its review, determined that the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Company kept for the purpose of recording the proceedings of meetings of Stockholders.

ARTICLE IV

BOARD OF DIRECTORS

4.1. General Powers. The business and affairs of the Company shall be managed under the direction of its Board, except as otherwise provided in the Certificate of Incorporation or permitted under the DGCL.

4.2. Number and Qualification. The number of directors of the Company shall be not less than 3 or more than 28, with the number to be designated from time to time by resolution of the Board. Directors need not be residents of the State of Delaware. Directors must be Stockholders of the Company.

4.3. Terms of Directors. The terms of all directors shall expire at the next annual meeting of Stockholders following their election to the Board. Directors shall be elected at the annual meeting of Stockholders, except as otherwise provided in the Certificate of Incorporation or these By-Laws. A decrease in the number of directors does not shorten an incumbent director’s term. Despite the expiration of a director’s term, however, such director shall continue to serve until the director’s successor is elected and qualified or until such director’s earlier resignation or removal.

4.4. Vacancies and Newly Created Directorships. Except in those instances where the Certificate of Incorporation, these By-Laws or applicable law provides otherwise, a majority of directors then in office, although less than a quorum, or a sole remaining director, may fill a vacancy (created by reason of death, resignation, retirement, disqualification, removal from office or otherwise) or a newly created directorship on the Board, and such directors so chosen shall hold office until the next annual meeting of Stockholders at which directors are elected and until their successors are elected and qualified. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs by a majority of directors then in office, including those who have resigned, but the new director may not take office until the vacancy occurs. Whenever the holders of outstanding Shares of preferred stock are entitled to elect directors pursuant to the Certificate of Incorporation, any newly created directorships for such Shares of preferred stock and any vacancies may be filled as set forth in the Certificate of Incorporation.

4.5. Place of Meetings. The directors may hold their meetings, have one or more offices, and keep the books of the Company outside of the State of Delaware at the offices of the Company located in the City of San Francisco, California, the City of Minneapolis, Minnesota, or at such other places, within or without the State of Delaware, as they may from time to time determine.

4.6. Annual Meeting. An annual meeting of the directors shall be held each year, without other notice than this By-Law provision, on the same date as the annual meeting of Stockholders. The time and place of such meeting shall be designated by the Board, the Chairman or the President. At such meeting, the directors shall elect or appoint officers as authorized by Article V of these By-Laws. The directors may also transact such other business at the annual meeting as they deem necessary or appropriate.

4.7. Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall from time to time be determined by the Board.

4.8. Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman, the President, the Secretary or a majority of the Board. The individual(s) calling a special meeting of the Board shall give written notice of each such special meeting as provided in this Section 4.8, in which shall be stated the time and place of such meeting, but, except as otherwise expressly provided by the DGCL or these By-Laws, the purpose of the meeting need not be stated in such notice. Except as otherwise provided by law, notice of each such special meeting shall be mailed to each director, addressed to the director at the director’s residence or usual place of business as it appears in the records of the Secretary, at least two (2) days before the day on which such meeting is to be held, or shall be sent addressed to the director at such place by telegraph, cable, wireless or other form of recorded communication or be delivered personally or by telephone, facsimile or electronic mail not later than 5:00 p.m. San Francisco time of the calendar day before the day on which such meeting is to be held. Notice of any meeting of the Board shall not, however, be required to be given to any director who submits a signed written waiver of notice whether before or after the meeting, or if the director shall be present at or participate in such meeting; and any meeting of the Board shall be a legal meeting without any notice thereof having been given if all the directors of the Company then in office shall be present thereat.

4.9. Quorum. At all meetings of the Board, any number of directors constituting not less than one-third (1/3) of the total number of members of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business, provided that where there is less than a majority of the Board present at any meeting a majority of the directors present may adjourn the meeting from time to time without further notice.

4.10. Act of Board. Except as otherwise provided in the DGCL, the Certificate of Incorporation or these By-Laws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the vote of the Board; provided, however, that where there is less than a majority of the Board present at any meeting, no action by those present, although constituting a quorum, shall be taken except by unanimous vote of the directors present.

4.11. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at a Board meeting, or of any committee thereof, may be taken without a meeting if the action is taken by all members of the Board, or of the committee thereof. The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken, which consent or consents shall be included in the minutes or filed with the corporate records.

4.12. Conduct of Meetings. The Chairman shall preside at all meetings of the Board or, in the absence or at the request of the Chairman, the Chief Executive Officer shall so preside. In both of their absences, an individual shall be selected by a vote of a majority of the directors present to preside at the meeting of directors. The Secretary, or in the absence or at the request of the Secretary, any assistant secretary or individual designated by the Secretary, shall act as secretary of such meeting.

4.13. Committees. The Company elects to be governed by Subsection (2) of Section 141(c) of the DGCL. The Board may from time to time create or eliminate one (1) or more committees, including, but not limited to, an executive committee, any committee the Company may be required to create under the laws and regulations applicable to the Company (such as the New York Stock Exchange listing standards and the rules and regulations promulgated by the Commission) or such other committees having such name or names as may be stated in these By-Laws or as may be designated from time to time by resolution adopted by the Board. The Board shall appoint one (1) or more of the directors of the Company to serve on such committees. Such committees, to the extent provided in said resolution or resolutions, these By-Laws, in any charter for such committee approved by the Board, or any laws and regulations applicable to the Company, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Company, and may have power to authorize the seal of the Company to be affixed to all papers which may require it. Except as expressly provided in the DGCL, these By-Laws or the resolution designating the committee, a majority of the members of any such committee may fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given. Each committee of the Board shall keep minutes of their proceedings and shall report their actions to the Board at the next meeting of the Board.

4.14. Compensation. By resolution of the Board, the Board may provide for the compensation of non-employee directors and members of any committee of the Board for their services as such and may provide for the payment or reimbursement of any or all expenses reasonably incurred by them in attending meetings of the Board or of any committee of the Board or in the performance of their other duties as directors. Nothing contained in these By-Laws, however, shall be construed to prevent any director from serving the Company in any other capacity or receiving compensation therefor. Employees of the Company or any of its Affiliates serving on the Board shall not receive additional compensation from the Company for such Board service.

4.15. Participation Other Than in Person. At any regular or special meeting of the Board, or any committee thereof, one or more Board or committee members may participate in such meeting by means of a conference telephone or other communications equipment which allows all individuals participating in the meeting to hear each other at the same time. This type of participation in a meeting shall constitute presence in person at the meeting.

4.16. Rules and Regulations. The Board, including any committee of the Board, may adopt such rules and regulations for the conduct of its meetings, its committees and the management of the affairs of the Company as it may deem proper, not inconsistent with the DGCL or these By-Laws.

ARTICLE V

OFFICERS

5.1. Election – Appointment of Officers. The Board shall elect the following officers of the Company: a Chairman, a President, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, a Controller, a Chief Auditor and any other officers as may be designated by the Board. The Board may from time to time designate which of these elected officers shall have the authority to appoint and terminate the appointment of such other officers and agents of the Company with such titles and duties as may be necessary for the prompt and orderly transaction of the business of the Company. Any two (2) or more offices may be held by the same individual. The Chairman and the Chief Executive Officer shall be members of the Board and other officers may be members of the Board. In its discretion, the Board may leave unfilled any offices specified in this Section 5.1.

5.2. Term; Removal. All officers shall hold office until their death, resignation, retirement, removal or disqualification or until their successors are elected or appointed and qualified. Any officer elected by the Board may be removed at any time by the affirmative vote of a majority of the whole Board.

5.3. Chairman; Vice Chairman. The Board shall elect from among its members an officer designated as the Chairman, who shall perform such duties and have such authority as may be prescribed by these By-Laws or the Board from time to time. The Chairman shall preside at all meetings of the Stockholders and at all meetings of the Board, unless otherwise provided in these By-Laws. The Chairman may, by resolution of the Board, be designated Chief Executive Officer of the Company. If the Chairman is not designated Chief Executive Officer, the Chairman shall assist the Chief Executive Officer in the management of the Company, and in the absence or disability of the Chief Executive Officer perform the duties and exercise the powers of the Chief Executive Officer. The Board may elect one or more officers designated as Vice Chairman. Any Vice Chairman elected by the Board shall perform such duties and have such authority as may be prescribed by the Board from time to time. If at any time more than one individual is serving in the office of Vice Chairman, then in the absence or disability of the Chairman and the President, a Vice Chairman as designated in writing by the Board or the Chairman shall perform the duties and exercise the powers of the Chairman. In the absence of such designation by the Board or the Chairman, the duties and powers of the Chairman shall be performed and exercised by the Vice Chairman with greater seniority of continuous service in that office or, in the absence of such seniority, seniority of continuous service to the Company and its subsidiaries.

5.4. President; Vice Presidents. The Board shall elect a President, who shall perform the duties and exercise the powers of that office and, in addition, shall perform such other duties and shall have such other authority as may be prescribed by these By-Laws or the Board from time to time. The President may, by resolution of the Board, be designated Chief Executive Officer of the Company. If the President is not designated Chief Executive Officer, the President shall assist the Chief Executive Officer in the management of the Company. In accordance with Section 5.1, the Board may elect, or an authorized officer elected by the Board may appoint, one or more Vice Presidents, who shall have such duties and authorities, and designations and titles (e.g., Senior Executive Vice President, Group Executive Vice President, Executive Vice President and Senior Vice President), as may be prescribed by the Board or the authorized officer, as applicable.

5.5. Chief Executive Officer. The Board shall by resolution designate either the Chairman or the President as the Chief Executive Officer of the Company. The Chief Executive Officer shall, subject to the direction and control of the Board, supervise and control the business and affairs of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall be charged with the duty of causing to be presented to the Board full information regarding the conditions and operations of the Company, as well as matters of a policy nature concerning the affairs of the Company and information requisite to enable the Board in the discharge of its responsibilities to exercise judgment and take action upon all matters requiring its consideration. Except where by law the signature or action of any other officer is required, the Chief Executive Officer shall possess the same power as any such other officer to sign certificates, contracts and other instruments of the Company and to take other action on behalf of the Company. The Chief Executive Officer shall have the general powers and duties of supervision and management usually vested in the chief executive officer of a corporation.

5.6. Chief Financial Officer. The Board shall elect a Chief Financial Officer, who shall have general supervision over the financial affairs of the Company and have such powers and perform such duties as may be prescribed by these By-Laws, the Board, the Chairman or the President from time to time.

5.7. Secretary; Assistant Secretary. The Secretary and any Assistant Secretary shall, as applicable:

(a) record all the proceedings of the meetings of the Stockholders and the Board in one or more books kept for that purpose and shall perform like duties for any committee of the Board when requested;

(b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law;

(c) be custodian of the seal of the Company, and see that such seal or a facsimile thereof is affixed to any documents the execution of which on behalf of the Company is duly authorized and may attest such seal when so affixed; and

(d) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be prescribed by the Board, the Chairman, the President or a Vice Chairman.

At the request of the Secretary, or in case of the Secretary’s absence or inability to act, the Assistant Secretary, or if there be more than one, any of the Assistant Secretaries, shall perform the duties of the Secretary and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. Each Assistant Secretary shall perform such other duties as from time to time may be prescribed by the Chairman, the President, a Vice Chairman or the Secretary.

5.8. Treasurer; Assistant Treasurer. The Treasurer and any Assistant Treasurer shall, as applicable:

(a) have the custody of the corporate funds and securities and shall keep full and accurate accounts thereof, and shall deposit all moneys, and other valuable effects, in the name and to the credit of the Company in such depositories as may be designated by the Board or pursuant to procedures established by resolution of the Board;

(b) render such reports and perform such duties as from time to time may be prescribed by the Chairman, the President, any Vice Chairman or the Chief Financial Officer; and

(c) at the request of the Treasurer, or in case of the Treasurer’s absence or inability to act, the Assistant Treasurer, or if there be more than one, any of the Assistant Treasurers, shall perform the duties of the Treasurer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. Each Assistant Treasurer shall perform such other duties as from time to time may be prescribed by the Chairman, the President, any Vice Chairman, the Chief Financial Officer or the Treasurer.

5.9. Controller. The Controller shall exercise general supervision of the accounting departments of the Company. The Controller shall be responsible to the Chief Financial Officer and shall render reports from time to time relating to the general financial condition of the Company. The Controller shall render such other reports and perform such other duties as from time to time may be prescribed by the Board, the Chairman, the President, any Vice Chairman or the Chief Financial Officer.

5.10. Chief Auditor. The Chief Auditor shall examine the affairs of the Company and its subsidiaries and shall report to the Board summarizing the condition of the Company and its subsidiaries. The Chief Auditor shall have and may exercise such powers and duties as from time to time may be prescribed by the Board or a committee of the Board.

5.11. Powers and Duties of Other Officers. The powers and duties of all other officers of the Company shall be those usually pertaining to their respective offices, subject to the direction and control of the Board and as otherwise provided in these By-Laws.

ARTICLE VI

STOCK AND STOCK TRANSFERS

6.1. Certificates for Stock. Shares may be uncertificated, except to the extent otherwise required by applicable law and except to the extent Shares are represented by outstanding certificates that have not been surrendered to the Company or its transfer agent. Certificates representing Shares shall be numbered in the order in which they shall be issued and shall be signed in the name of the Company by the Chairman, the President, a Vice Chairman or a Vice President and by the Secretary or an Assistant Secretary or by the Treasurer or an Assistant Treasurer; provided, however, that if any such certificate is countersigned by a registrar and the Board shall by resolution so authorize, the signatures of such Chairman, President, Vice Chairman, Vice President, Secretary or Assistant Secretary or Treasurer or Assistant Treasurer or any transfer agent may be facsimiles. In case any officer or officers or transfer agent of the Company who shall have signed, or whose facsimile signature or signatures shall have been placed upon, any such certificate shall cease to be such officer or officers or transfer agent before such certificate shall have been issued, such certificate may be issued by the Company with the same effect as though the individual or individuals who signed such certificate, or whose facsimile signature or signatures shall have been placed thereupon were such officer and officers or transfer agent at the date of issue.

6.2. Stock Ledger. A stock ledger shall be kept of the respective names of the Persons owning stock, the number, class and series of stock owned by such Persons, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Company for exchange or transfer shall be cancelled and a new certificate or certificates, or new equivalent uncertificated Shares, as the case may be, shall not be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6.4 below or otherwise required by law.

6.3. Transfers of Stock. Transfers of Shares shall be made on the stock ledger of the Company only by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Company’s Secretary, or with a transfer agent duly appointed, and upon surrender of the certificate or certificates for such Shares properly endorsed, if such Shares are represented by a certificate, and payment of all taxes thereon. Upon receipt of proper transfer instructions from the registered owner of uncertificated Shares such uncertificated Shares shall be cancelled and issuance of new equivalent uncertificated Shares shall be made to the Person entitled thereto and the transaction shall be recorded in the stock ledger of the Company. The Person in whose name Shares stand on the Company’s stock ledger shall be deemed the owner thereof for all purposes as regards the Company.

6.4 Lost Certificates. Any Person claiming a certificate for Shares to be lost or destroyed shall make an affidavit or affirmation of the fact and advertise the same in such manner as the Board may require. The owner of such lost or destroyed certificate, or such owner’s legal representative, shall be required to give the Company a bond in such sum as the Board, in its discretion, may direct to indemnify the Company against any claim that may be made against it on account of the alleged loss of any such certificate before the Company will issue a new certificate, or new equivalent uncertificated Shares, in place of the certificate claimed to have been lost or destroyed; provided, however, a new certificate, or new equivalent uncertificated Shares, of the same tenor and for the same number of shares as the certificate alleged to be lost or destroyed may be issued without requiring such bond when, in the judgment of the Board, it is proper so to do.

6.5. Holder of Record. Except as otherwise required by the DGCL, the Company shall be entitled to treat the Person in whose name its stock stands of record on its stock ledger as the absolute owner of the stock and accordingly shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other Person, whether or not it shall have express or other notice thereof.

6.6. Stock of Other Corporations; Proxies. Unless otherwise provided by the Board, the Chairman, the President, a Vice Chairman, the Chief Financial Officer, the Secretary, any Executive Vice President or any Senior Vice President may from time to time:

(a) appoint an attorney or attorneys or an agent or agents of the Company to exercise in the name and on behalf of the Company the powers and rights which the Company may have as the holder of stock or other securities in any other corporation to vote or consent in respect of such stock or other securities;

(b) instruct the Person or Persons so appointed as to the manner of exercising such powers and rights; and

(c) execute or cause to be executed in the name and on behalf of the Company and under its corporate seal, or otherwise, all such written proxies or other instruments as such officer may deem necessary or proper in order that the Company may exercise its said powers and rights.

6.7. Local Directors. In the event that this Company shall own in excess of fifty percent (50%) of the capital stock of any financial or moneyed corporation or association and if in the acquisition of such stock this Company shall have agreed that as to the voting of such stock for the election of directors this By-Law or an agreement substantially in accord therewith shall be binding on the Company, then and in each such event the stock so acquired shall, at all meetings for the election of a board of directors of any such association or corporation, be voted in favor of the election to such board of a sufficient number of residents of the city where the principal office of such corporation or association is located so that, if the candidate so voted for shall be elected, at least seventy-five percent of the members of said board shall be residents of said city. This Section 6.7 of this Article VI shall be amended only upon the affirmative vote of eighty percent (80%) in amount of the Common Stock of the Company outstanding at the time of such amendment or by the Board after receipt of the written consent of the holders of at least eighty percent (80%) of the Common Stock of the Company.

6.8. Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these By-Laws or the DGCL, concerning the issue, transfer and registration of uncertificated Shares or certificates for Shares. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars, and may require all certificates for Shares bear the signature or signatures of any of them.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1. Fiscal Year. The fiscal year shall begin the first day of January in each year.

7.2. Seal. The corporate seal shall have inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

7.3. Execution of Contracts. Except as may be otherwise expressly provided in these By-Laws, all contracts or other written instruments made in the Company’s name shall be signed by the Chairman, the President, a Vice Chairman, an Executive Vice President, a Senior Vice President or such other individual(s) and in such other manner as shall from time to time be directed by the Board by appropriate resolutions.

7.4. Amendments. Except as otherwise specifically provided by the DGCL or in these By-Laws, these By-Laws may be added to, amended, altered or repealed by (1) the affirmative vote of a majority of the entire Board at a regular meeting of directors, or at a special meeting of directors if notice of such proposed action is given to each director prior to such special meeting, or (2) the affirmative vote of a majority of the Shares issued and outstanding and entitled to vote at an annual meeting of the Stockholders or at a special meeting of the Stockholders if notice of such proposed action is contained in the notice of such annual or special meeting.

7.5. Distributions. The Board may from time to time authorize, and the Company may pay or distribute, dividend or other distributions on its outstanding Shares in such a manner and upon such terms and conditions as are permitted by the Certificate of Incorporation and the DGCL.

ARTICLE VIII

EMERGENCY BY-LAWS

8.1. Emergency By-Laws. This Article VIII shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Company conducts its business or customarily holds meetings of its Board or its Stockholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe or other similar emergency condition, as a result of which a quorum of the Board or, if one has been constituted, an executive committee thereof cannot readily be convened for action (an “emergency”), notwithstanding any different or conflicting provisions in these By-Laws, the Certificate of Incorporation or the DGCL. To the extent not inconsistent with the provisions of this Article VIII, the By-Laws provided in the other Articles of these By-Laws and the provisions of the Certificate of Incorporation shall remain in effect during such emergency and upon termination of such emergency, the provisions of this Article VIII shall cease to be operative.

8.2. Meetings. During any emergency, a meeting of the Board, or any committee thereof, may be called by any member of the Board, the Chairman, the President, a Vice Chairman, an Executive Vice President or the Secretary. Notice of the time and place of the meeting shall be given by any available means of communication by the individual calling the meeting to such of the directors and/or Designated Officers as it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the individual calling the meeting, circumstances permit. As a result of such emergency, the Board may determine that a meeting of Stockholders not be held at any place, but instead be held solely by means of remote communication in accordance with the DGCL.

8.3. Quorum. At any meeting of the Board, or any committee thereof, called in accordance with Section 8.2 above, the presence or participation of two directors or one director and a Designated Officer shall constitute a quorum for the transaction of business. In the event that no directors are able to attend the meeting of the Board, then the Designated Officers in attendance shall serve as directors for the meeting, without any additional quorum requirement and will have full powers to act as directors of the Company.

8.4. By-Laws. At any meeting called in accordance with Section 8.2 above, the Board or a committee of the Board, as the case may be, may modify, amend or add to the provisions of this Article VIII so as to make any provision that may be practical or necessary for the circumstances of the emergency.

8.5. Liability. No officer, director or employee of the Company acting in accordance with the provisions of this Article VIII shall be liable except for willful misconduct.

8.6. Repeal or Change. The provisions of this Article VIII shall be subject to repeal or change by further action of the Board or by action of the Stockholders, but no such repeal or change shall modify the provisions of Section 8.5 of this Article VIII with regard to action taken prior to the time of such repeal or change.